Exhibit 99.1

ITG RELEASES MARCH 2016 U.S.
TRADING VOLUMES

NEW YORK, April 8, 2016 — ITG (NYSE: ITG), a leading independent broker and financial technology provider, today announced that March 2016 U.S. trading volume was 3.5 billion shares and average daily volume (ADV) was 159 million shares. This compares to 3.4 billion shares and ADV of 168 million shares in February 2016 and 4.6 billion shares and ADV of 208 million shares in March 2015. There were 22 trading days in both March 2016 and March 2015 and 20 trading days in February 2016.

In addition to overall U.S. trading volumes, ITG also provides a monthly summary of average daily volume (double counted) and average trade size for the POSIT ® crossing network and the POSIT Alert® indications system for block crossing.

ITG U.S. Trading Activity

	# of Trade Days	Total U.S. Volume	Average U.S. Daily Volume	Average POSIT Daily Volume	Average POSIT Trade Size	Average POSIT Alert Daily Volume	POSIT Alert Average Trade Size	POSIT Alert Avg. Trade Size Ex- Algos*

March 2016	22	3,491,818,493	158,719,022	59,714,882	282	13,134,627	16,063	34,532

YTD 2016	61	9,870,044,855	161,804,014	64,671,620	273	13,030,920	15,818	34,143

*Excluding shares crossed through POSIT Alert from ITG algorithms

During March 2016 there was increased volume from lower-priced market-on-close (MOC) orders associated with portfolio rebalancing, reducing average revenue per share.

International Trading Activity

The average daily trading commissions in March 2016 in ITG’s Canadian, European and Asia Pacific businesses were up approximately 18% on a combined basis as compared to the fourth quarter of 2015.

These statistics are preliminary and may be revised in subsequent updates and public filings. U.S. volume statistics are posted on the investor relations section of ITG’s website, investor.itg.com and are available via a downloadable spreadsheet file.

ABOUT ITG

ITG is an independent broker and financial technology firm that improves the efficiency and execution quality of institutional trading. ITG helps clients understand market trends, mitigate risk and navigate increasingly complex markets. A leader in electronic trading since launching the POSIT crossing network in 1987, ITG takes a consultative approach in delivering the highest quality execution and liquidity solutions along with analytical tools and research. The firm is headquartered in New York with offices in North America, Europe, and the Asia Pacific region. For more information, please visit www.itg.com.

ITG Media/Investor Contact:

J.T. Farley

(212) 444-6259

corpcomm@itg.com

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